Exhibit 23.2   Consent of KPMG LLP




       CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Retirement Committee of
 Capital City Bank Group, Inc.:


We consent to the incorporation by reference in the Registration Statement (No. 333-36693) on Form S-8 of Capital City Bank Group, Inc. of our report dated June 10, 2005, with respect to the statement of net assets available for benefits of Capital City Bank Group, Inc. 401(k) Plan as of December 31, 2004, which report appears in the December 31, 2005 annual report on Form 11-K of Capital City Bank Group, Inc. 401(k) Plan.


/s/ KPMG LLP
KPMG LLP


Orlando, Florida
June 29, 2006
Certified Public Accountants